As filed with the Securities and Exchange Commission on November 16, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Claims Evaluation, Inc.
(Exact name of registrant as specified in its charter)

New York	11-2601199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Jericho Plaza
Jericho, New York 11753
(Address of Principal Executive Offices) (Zip Code)

2007 Stock Incentive Plan
(Full title of the plan)

Gary Gelman
President and Chief Executive Officer
American Claims Evaluation, Inc.
One Jericho Plaza
Jericho, New York 11753
(Name and address of agent for service)

(516) 938-8000
(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Frank, Esq.
Siller Wilk LLP
675 Third Avenue
New York, New York 10017

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1, 2)	Amount of registration fee
Common stock, par value $.01 per share	1,000,000	$1.08	$1,080,000	$42.44
(1)	Represents the maximum number of shares of Common Stock issuable under the American Claims Evaluation, Inc. 2007 Stock Incentive Plan (the ‘‘Plan’’).
(2)	Based on a per share exercise price of $1.08 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’). The price per share is estimated based on the average of the high and low sale prices for the common stock, par value $.01 per share (‘‘Common Stock’’), of American Claims Evaluation, Inc. (the ‘‘Company’’) on November 13, 2007, as reported on The NASDAQ Stock Market LLC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)    The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the ‘‘Commission’’) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants in the Plan pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Gary J. Knauer, the Company’s Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), are incorporated by reference in this Registration Statement:

(1)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 0-14807) filed with the Commission on July 18, 1986 under Section 12 of the Exchange Act.

(2)	The Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed with the Commission on June 27, 2007.

(3)	The Company’s Quarterly Report on Form 10-QSB for the three months ended June 30, 2007, filed with the Commission on August 10, 2007.

(4)	The Company’s Quarterly Report on Form 10-QSB for the three and six months ended September 30, 2007, filed with the Commission on November 14, 2007.

(5)	The Company’s Current Reports on Form 8-K filed with the Commission on August 10, 2007, October 11, 2007 and November 8, 2007, respectively.

All documents filed or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 722 of the New York Business Corporation Law (‘‘BCL’’) permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the BCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the BCL provides that the indemnification and advancement of expense provisions contained in the BCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 724 of the BCL provides that a person who is entitled to indemnification may seek such indemnification in court. Section 725 of the BCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification. Section 726 of the BCL provides that a corporation has the power to purchase and maintain insurance to cover claims for indemnification.

Article Sixth of the Company’s Certificate of Incorporation, as amended, provides that it is the intention of the Company to permit a director to obtain the most beneficial treatment to directors with respect to protection from and against costs, expenses and liabilities incurred as a result of service as such, and the benefits of indemnification as may be hereafter permitted to directors of a New York corporation under the laws of the State of New York.

In accordance with that provision of the Certificate of Incorporation, the By-Laws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) including an action by or in the right of any other company of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is or was serving such other company, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with such action, suit or proceeding or any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in, or, in the case of service for any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, whether civil or criminal, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not in or of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in, or, in the case of service for any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company, or had reasonable cause to believe that his conduct was unlawful.

The By-Laws of the Company also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or any appeal therein, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company of any type of kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding or in connection with an appeal therein if he acted in good faith and in a manner he reasonably believed to be in, or, in the case of service for any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action, suit or proceeding was brought, or if no action, suit or proceeding was brought, any court of competent jurisdiction shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and settlement amount which the court shall deem proper.

The indemnification rights referred to above shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, in connection with any action, suit or proceeding, civil or criminal, (including an action brought by or on behalf of the Company) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, of any type of kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, provided that no indemnification may be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

The Company has the power to purchase and maintain insurance in connection with the foregoing indemnification provisions.

At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-18, File No. 2-99625-NY, dated March 31, 1986).
4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 4 to the Company’s Annual Report on Form 10-K for its year ended March 31, 1989).
4.3	By-Laws of the Company.*
4.4	Specimen Common Share certificate (incorporated by reference to Exhibit 48 to the Company’s Registration Statement on Form S-18, File No. 2-99625-NY, dated March 31, 1986).
5	Opinion of Siller Wilk LLP regarding the legality of the securities being registered.*
23.1	Consent of Siller Wilk LLP to the filing of its opinion (included in Exhibit 5).*
23.2	Consent of J.H. Cohn LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for its fiscal year ended March 31, 2007.*
24	Power of Attorney (included on the signature page of this Registration Statement).*

*	Filed herewith.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by section 10(a) (3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    include any material information with respect to the plan of distribution;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 16th day of November, 2007.

AMERICAN CLAIMS EVALUATION, INC.
/s/ Gary Gelman Name: Gary Gelman Title: President and Chief Executive Officer

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Knauer his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Gary Gelman	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	November 16, 2007

Gary Gelman

/s/ Gary J. Knauer	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Principal Accounting Officer)	November 16, 2007

Gary J. Knauer

/s/ Edward M. Elkin	Director	November 16, 2007

Edward M. Elkin

/s/ Peter Gutmann	Director	November 16, 2007

Peter Gutmann

/s/ Joseph Looney	Director	November 16, 2007

Joseph Looney

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-18, File No. 2-99625-NY, dated March 31, 1986).
4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 4 to the Company’s Annual Report on Form 10-K for its year ended March 31, 1989).
4.3	By-Laws of the Company.*
4.4	Specimen Common Share certificate (incorporated by reference to Exhibit 48 to the Company’s Registration Statement on Form S-18, File No. 2-99625-NY, dated March 31, 1986).
5	Opinion of Siller Wilk LLP regarding the legality of the securities being registered.*
23.1	Consent of Siller Wilk LLP to the filing of its opinion (included in Exhibit 5).*
23.2	Consent of J.H. Cohn LLP to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for its fiscal year ended March 31, 2007.*
24	Power of Attorney (included on the signature page of this Registration Statement).*

*	Filed herewith.